EXHIBIT 99.3

ADDITIONAL IMPORTANT INFORMATION

This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Why is CryoLife acquiring a stake in Medafor?

We have acquired this significant stake in Medafor after several attempts to engage Medafor management in exploratory talks regarding a possible combination of our businesses.  Additionally, as a business partner of Medafor we have observed a range of business practices that we believed were not in the best interests of CryoLife, Medafor’s hemostatic technology or Medafor shareholders.  We felt compelled to take action and consider our current stake in Medafor to be a first step in our efforts to acquire full control of Medafor.  We believe HemoStase and Medafor’s hemostatic technology have the best opportunity to achieve their full potential under our ownership.  If we are successful, we believe that our experienced management team, strong direct sales force, international distribution network, and financial strength will allow us to drive additional growth of HemoStase and related products, and create value for CryoLife and Medafor shareholders.

How much of Medafor does CryoLife now own?

CryoLife believes it owns approximately 11 percent of the outstanding Medafor common stock and that it is now the largest single shareholder of Medafor, in addition to being Medafor’s largest distributor.

What are the terms of the proposal CryoLife made most recently to Medafor?

On January 13, 2010, CryoLife sent a letter to Medafor’s management and board requesting to enter into discussions with them regarding a potential acquisition by CryoLife of the remaining outstanding common stock of Medafor for $2.00 per share in a combination of cash and CryoLife stock, subject to completion of reasonable due diligence.  This would provide Medafor shareholders with certain value through a cash component, as well as the opportunity to participate in future upside through continued ownership of the combined company under CryoLife leadership.

Based on our current knowledge of Medafor’s business, we believe this proposal represents full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the IP restrictions on this product.

Our proposal also represents a significant premium to the price at which we believe Medafor’s own board and management have recently offered to convert debt into equity.

What is the breakdown between cash and stock?

Negotiations with the Medafor board would allow us to determine the right mix of cash and stock.  We believe a cash/stock offer is appropriate and attractive, as the cash component would provide Medafor shareholders with immediate and certain value, while the stock portion would allow shareholders to participate in future upside through continued ownership of the combined company.  We think the prospects for CryoLife are strong and that Medafor shareholders will be able to realize additional value by owning our stock.  It is also important to note that ownership of CryoLife stock would provide shareholders with further liquidity, as they would be able to trade this stock on the New York Stock Exchange.  That said, given the current economic climate, we recognize that cash may be more important to some shareholders, and we are therefore prepared to evaluate how this is best addressed.

What has been the reaction of Medafor’s board to the recent CryoLife proposal?

Medafor’s board, in a letter to shareholders dated February 10, 2010, rejected CryoLife’s recent $2.00 per share proposal and indicated its refusal to engage in discussions and negotiations that could lead to a higher offer.  CryoLife remains committed to entering into friendly negotiations with Medafor’s board and management and has sent a follow up letter asking the board to reconsider its refusal to enter into discussions.  In the event that Medafor’s board continues to decide not to negotiate, CryoLife may consider additional actions to facilitate a transaction with Medafor that would not require the approval of current board members.

Why did CryoLife choose to make this proposal public?

CryoLife has made every effort to work with Medafor as partners in an amicable and productive manner.  We have made numerous attempts to engage with Medafor’s management and board about a potential value-creating acquisition of the company by CryoLife.  Medafor has rejected all of our overtures, including our latest proposal, and refused to negotiate with us.  By providing our fellow Medafor shareholders with complete and timely information about our proposal, we hope to encourage Medafor’s management and board to reconsider their refusal to negotiate and come to the table.

Is the proposal made to the Medafor board available to Medafor shareholders?

Not at this time.  By providing our fellow Medafor shareholders with complete and timely information about our proposal, we hope to encourage Medafor’s management and board to reconsider their refusal to negotiate, or at least remove any legal barriers that would prevent us from purchasing additional shares from Medafor shareholders.

What can Medafor shareholders who wish to sell their shares to CryoLife do?

We encourage shareholders to make their voices heard to Medafor’s management and board by contacting them directly.  Medafor has publicly stated that its contact information for management and the board is as follows:

Medafor board member
Gary J. Shope
717‐574‐7083
shope@medafor.com

Medafor board member
Paul Gray
713‐416‐7621
paul.gray@yahoo.com

Medafor, Inc.
1- 877-MEDAFOR

Why is CryoLife purchasing additional shares from some investors but not making its proposal available to all?

We have purchased some additional shares from Medafor shareholders in order to bring our holding to over 10 percent and to obtain the additional right of being able to call a special shareholders meeting.  While we may make some additional purchases of Medafor stock from time to time, we encourage shareholders to make their voices heard to Medafor’s management and board by contacting them directly.  In the event that Medafor’s board continues to decide not to negotiate, CryoLife may consider additional actions to facilitate a transaction with Medafor that would not require the approval of current board members.

How does CryoLife intend to effect an acquisition of Medafor without agreement from their management/board if Medafor refuses to negotiate?

We continue to believe that a combination of our businesses makes compelling business sense for both companies and is in the best interests of our respective shareholders.  We remain prepared to engage with Medafor in constructive and good faith discussions to identify additional potential value.  However, in light of the board’s response and refusal to engage with us, we will consider all options available to us, including our right to call a special meeting of shareholders, commence a tender offer, or proceed with a proxy contest to replace at least a majority of the Medafor directors.

How has Medafor failed to help HemoStase reach its full potential? What will CryoLife do differently?

Medafor has failed to maximize the potential of HemoStase and the product’s underlying technology for its shareholders.  Medafor’s capital constraints prevent it from conducting significant research and development and investing in its sales force and distribution network in a meaningful way.  With significantly greater resources, CryoLife would remedy this.

Our management team has over 150 years combined experience in the medical device business.  We have a direct sales force in the U.S. and an international distribution network comprised of both direct employees and third party representatives who are focused on cardiac, vascular and general surgeons.  Our demonstrated ability to grow BioGlue into the leading global surgical adhesive demonstrates our management team’s ability to create significant value for shareholders in biomaterials and we believe we can achieve similar results with HemoStase.  HemoStase is complementary to CryoLife’s BioGlue technology; together BioGlue and HemoStase offer a full range of products to our surgeon customers to assist them in the control and prevention of bleeding.  We have already demonstrated our ability to sell HemoStase (having achieved $6 million in sales in 2009) and have the resources available to us to ensure that HemoStase and related products properly penetrate the market.

How did CryoLife come to this current proposal?

The proposal price results from a detailed analysis of Medafor, its products, and the market conducted by CryoLife in conjunction with its financial and legal advisors.  The valuation is consistent with comparable company valuations, similar M&A transactions, and other relevant metrics and methodologies.  Based on our current knowledge of Medafor’s business, we believe our proposal to Medafor represents full and fair value, reflecting both the upside from the growth potential of HemoStase and the product’s underlying technology, as well as the downside presented by the significant IP restrictions on this product.  As previously stated our analysis is based upon the best information available to us.  We remain open to negotiating our proposal further with Medafor’s management and board, and have indicated our desire to enter into discussions and consider further information about Medafor.  Any final offer will be contingent upon the conclusion of reasonable due diligence.

In the event that Medafor’s board continues to choose not to engage in negotiations with us, we plan to provide additional detail with regard to our valuation of Medafor directly to shareholders.

Does CryoLife’s Medafor stake give CryoLife any additional powers outside those of a normal shareholder?

Minnesota corporate law gives special rights to persons who own 3% or more of the common stock in Medafor.  Thus, CryoLife has the right to propose amendments to the Articles of Incorporation or bylaws of Medafor at a regularly scheduled meeting of shareholders, and if a meeting has not been held during the last 15 months, CryoLife can demand one.

Additionally, as an owner of more than 10% of Medafor’s outstanding shares, CryoLife has the right to call a special shareholders meeting pursuant to Medafor’s bylaws.  CryoLife remains committed to entering into friendly negotiations with Medafor’s board and management, but, in the event that Medafor’s board continues to choose not to engage in negotiations with us, a special shareholders meeting would afford CryoLife the opportunity to seek to replace the Medafor board in order to maximize value for all Medafor shareholders.

What are CryoLife’s next steps?

CryoLife has sent a follow up letter to Medafor’s board asking it to reconsider its refusal to engage in discussions with us regarding our $2.00 per share proposal.  In the event that Medafor’s board continues to choose not to negotiate, we plan to communicate directly with Medafor shareholders about our proposal and may consider additional actions to facilitate a transaction with Medafor that would not require the approval of current board members.

When does CryoLife plan to communicate with Medafor shareholders?

We plan to continue to communicate with Medafor shareholders directly about our offer for Medafor and our strategy for the company going forward on an ongoing basis.

What is the timing for this process?

If Medafor’s board agrees to negotiate with us and we ultimately reach agreement, we believe this process could take several months.  If Medafor’s board continues to refuse to negotiate with us, then we will evaluate our options.

Why did CryoLife file a lawsuit against Medafor?

On April 29, 2009, CryoLife filed a lawsuit against Medafor in the U.S. District Court for the Northern District of Georgia alleging claims for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of the Georgia Racketeer Influenced and Corrupt Organizations Act.  The lawsuit is ongoing.

CryoLife filed the lawsuit in order to protect its rights and the rights of its shareholders, and ensure that the potential of HemoStase is fully maximized. The litigation originated because Medafor repeatedly breached the exclusive distribution agreement that was signed in good faith by CryoLife.  More information about the lawsuit and the events leading up to it can be found in a special section on our Web site, which is located at http://www.cryolife.com/medaforoffer/litigationoverview.

Who can shareholders contact if they have questions?

You may contact Nina Devlin at Edelman at 212-704-8145 for more information.  You may also leave a question at the following email address: medaforinfo@cryolife.com and someone will contact you.

Statements made in this document that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding future actions we may take with respect to Medafor, our efforts to acquire full control of HemoStase and Medafor’s hemostatic technology, our ability to help HemoStase realize its full potential and drive additional sales of HemoStase and related products, and create value and increase returns for CryoLife and Medafor shareholders,  our plans to communicate with Medafor shareholders about our offer for Medafor and our strategy for the company going forward at a future date, and our beliefs regarding the potential timing of a transaction.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that any transaction with Medafor may not occur or may be delayed due to circumstances and events beyond our control, including legal impediments, we may not be able to realize the anticipated benefits of a transaction with Medafor, our plans to acquire Medafor may change, our plans to communicate publicly regarding the proposed transaction may change and may be influenced by various legal and regulatory considerations, and Medafor’s management may act in ways that differ from our current expectations.  The timing of and our ability to communicate with Medafor shareholders may be impacted by the actions of Medafor management.  Also, the success of any transaction between CryoLife and Medafor is subject to risks facing both companies.  These risks include that CryoLife is significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, the CryoPatch SG has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on our operations, issue a 483, or warning letter, or require a recall, or prevent us from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current economic crisis and future economic crises may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may continue to adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, Medafor may in the future attempt to terminate our distribution agreement, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our foreign revenues, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition, and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2008, our Form 10-Q filing for the quarter ended March 31, 2009, our Form 10-Q filing for the quarter ended June 30, 2009, our Form 10-Q filing for the quarter ended September 30, 2009, and the Company's other SEC filings.  Medafor’s business is also subject to a number of risks, including the risk that HemoStase does not have adequate intellectual property protection, that additional regulatory approvals may not be obtained in a timely fashion, if at all, and that product liability lawsuits could be filed in connection with the use of HemoStase.  In addition, the acquisition of Medafor by CryoLife, if it occurs, could result in unexpected costs or liabilities to CryoLife due to potential non-compliance by Medafor under applicable laws and regulations, although CryoLife is currently not aware of any material non-compliance, or due to other factors that we are not currently able to predict, as we have not had the opportunity to perform a due diligence review with respect to Medafor.  The Company does not undertake to update its forward-looking statements.  In addition, the calculation of the estimated percentage of Medafor’s outstanding shares owned by CryoLife is based on 20,995,779 shares outstanding, the number of outstanding shares shown on Medafor’s shareholder list as updated on February 19, 2010.  This calculation does not take into account any shares that may have been repurchased or issued by Medafor since that date.  As a result, CryoLife’s actual percentage ownership of Medafor’s outstanding common stock may be greater or less than 11%.